Exhibit 99.1

FOR IMMEDIATE RELEASE

July 21, 2004

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Second Quarter Earnings

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 117-year-old IBERIABANK (http://www.iberiabank.com), announced quarterly earnings for the quarter ended June 30, 2004 of $6.5 million, an 8% increase over the same period in 2003, and equal to the first quarter of 2004. The Company earned $0.88 per diluted share for the quarter, up 4% from the same period in 2003, and down 1% compared to the first quarter of 2004. The Company’s results of $0.88 per diluted share matched average analyst expectations for the quarter.

Total assets climbed $81 million, or 4% compared to March 31, 2004 and $342 million, or 17% compared to June 30, 2003. Similarly, deposits grew $35 million, or 2% since March 31, 2004 and $266 million, or 17% compared to one year ago. Total shareholders’ equity declined $13 million, or 6% compared to March 31, 2004 and increased $17 million, or 9% compared to one year ago. The recent decline in equity resulted from the completion of the Company’s share repurchase program and the decline in market value of securities available for sale due to a general increase in interest rates during the quarter. At June 30, 2004 the Company’s equity-to-assets ratio was 8.69% compared to 9.57% at March 31, 2004 and 9.30% one year ago. Book value per share at June 30, 2004 was $29.74 per share, a decline of 4% compared to March 31, 2004 and an increase of 6% compared to one year ago.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation, remarked, “The second quarter of 2004 was very challenging for our Company, given the recent dramatic swings in interest rates and the near-term costs associated with investments for our future that were incurred during the quarter”. Byrd continued, “We provided the investment community early guidance regarding these anticipated challenges for the quarter and our expectations for improved results in the third and fourth quarters of 2004. We remain comfortable with our guidance of 10% to 11% growth in fully diluted EPS in 2004 compared to 2003. Our franchise remains strong and we are continuing to have exceptional success in attracting clients.”

Additional Highlights For The Quarter Ended June 30, 2004

•	The acquisition of Alliance Bank of Baton Rouge (“Alliance Bank”) was completed on February 29, 2004 using the purchase accounting method under generally accepted accounting principles (“GAAP”). Under this method of accounting, the financial statements of the Company were not restated prior to February 29, 2004. As such, balances prior to February 29, 2004 do not incorporate the impact of the acquisition.

•	Tax-equivalent net interest margin was 3.53% in the second quarter of 2004, down 22 basis points from 3.75% for the first quarter of 2004. The yield on average earning assets declined 19 basis points between the first quarter of 2004 and the second quarter of 2004 (a “linked quarter basis”). Average investment yield declined 23 basis points over the same period, as a result of additional bond premium amortization. Average loan yield declined 17 basis points between the first and second quarters of 2004. Interest-bearing liability costs increased three basis points on a linked quarter basis.

•	For the second quarter of 2004, return on average assets (“ROA”) was 1.12%, return on average equity (“ROE”) was 12.42% and return on average tangible equity was 18.90%.

•	Asset quality remained outstanding during the quarter. Annualized net charge-offs as a percentage of average loans were 0.11% in the second quarter of 2004, compared to 0.13% in the first quarter of 2004. Nonperforming assets (“NPAs”) as a percentage of total assets, remained stable at 0.21% at June 30, 2004 and March 31, 2004, compared to 0.37% one year ago. The allowance for loan losses was 1.29% at June 30, 2004, compared to 1.32% at March 31, 2004 and 1.26% one year ago.

•	Equity-to-assets ratio was 8.69% at June 30, 2004 compared to 9.57% at March 31, 2004 and 9.30% one year ago. Tier 1 leverage ratio was 7.12%, 7.86%, and 7.38%, respectively at the same periods. At June 30, 2004, the Company’s Tier 1 risk-based capital ratio was 10.57% and total risk-based capital ratio was 11.82%.

•	On May 25, 2004, the Company declared a quarterly cash dividend of $0.26 per share, an increase of 8% compared to the first quarter of 2004 and up 18% from the same quarter last year. The dividend payout ratio was 27.5% in the second quarter of 2004 compared to 25.5% in the first quarter of 2004 and 24.3% one year ago.

•	On June 25, 2004, the Company announced the successful completion of its stock repurchase program previously announced on September 17, 2003. The Company acquired 216,200 shares during the second quarter at a weighted average cost of $57.64 per share. In aggregate under this program, the Company purchased 300,000 shares at an average cost of $58.05 per share. The Board of Directors authorized a new share repurchase program of up to 175,000 shares.

Mr. Byrd remarked, “We were challenged in the second quarter with a significant increase in bond premium amortization, delayed leveraging of our capital position and delayed loan growth. These three impediments appear to have since been reduced and, as a result, we remain optimistic regarding the last half of 2004. Asset quality continues to be an exceptional bright spot for our Company. Excellent credit quality levels and a strong loan pipeline demonstrate the extraordinary origination and underwriting efforts of our associates and the caliber of clients looking for a better banking solution.”

Loans And Deposits

The volume of mortgage loan originations totaled $67 million in the second quarter of 2004, up 41% compared to $48 million in the first quarter of 2004 and up 19% compared to $56 million in the fourth quarter of 2003. The pipeline of mortgage loans at June 30, 2004 was $56 million, down 6% compared to $60 million at March 31, 2004. During the quarter, the Company sold into the secondary market $13 million in residential mortgage loans and mortgage loans recently released from construction that were held in the loan portfolio, down 55% compared to $29 million in the first quarter of 2004 and down 47% compared to $24 million in the fourth quarter of 2003. These loan sales were consistent with the Company’s stated plans to accelerate the sale into the secondary market of long-maturity, recently originated, mortgage production, including mortgage loans coming out of construction.

Total loans grew $58 million, or 4%, between June 30, 2004 and March 31, 2004, and up 15% from one year ago. The average yield on loans declined 17 basis points between the first and second quarters of 2004 as average loan volume climbed $68 million, or 5%. During this period, average mortgage, consumer, and commercial loan yields declined by 10, 19, and 17 basis points, respectively.

Exclusive of the Alliance Bank acquisition, total deposits grew $106 million between year-end 2003 and March 31, 2004. Between March 31, 2004 and June 30, 2004, total deposits grew an additional $35 million, or 2%. Primary deposit growth during the second quarter was focused in the retail and commercial segments. The Company’s cost of average interest bearing deposits increased six basis points in the second quarter of 2004 compared to the first quarter of 2004. Average interest bearing deposits climbed $85 million, or 6%, during the quarter. Average non-interest bearing deposit volume increased $18 million, or 10%, during this period.

Investment Portfolio And Funding

The investment portfolio totaled $590 million at June 30, 2004, up 8% compared to $547 million at March 31, 2004. As a percentage of assets, the investment portfolio edged up slightly from 24% at March 31, 2004 to 25% at June 30, 2004. The yield on the investment portfolio decreased 23 basis points compared to the first quarter. In the fourth quarter of 2003 and the first quarter of 2004, the investment yield improved 79 and 23 basis points, respectively. Bond premium amortization was $1.0 million in the second quarter of 2004, compared to $0.7 million in the first quarter of 2004 and $1.1 million in the fourth quarter of 2003. The increased premium amortization accounted for nearly the entire decline in the portfolio yield during the quarter. Given anticipated prepayment speeds, cash flows and reinvestment opportunities, management estimates premium amortization in the third and fourth quarters of 2004 to be at levels similar to the first quarter of 2004.

At June 30, 2004, the Company’s investment portfolio had a modified duration of 4.2 years, compared to 3.1 years at March 31, 2004 and 3.4 years at year-end 2003. The Company’s investment portfolio has very limited extension risk. Based on modeling at June 30, 2004, a parallel and instantaneous 300 basis point increase in interest rates would extend the portfolio by only an additional 0.6 years. At current projected speeds, the portfolio is expected to generate approximately $115 million in cash flow over the next 18 months. The portfolio had an unrealized loss of $7.2 million at June 30, 2004, compared to a gain of $7.7 million at March 31, 2004, and a gain of $3.1 million at year-end 2003.

The Company’s ratio of loans to deposits edged up slightly as $58 million in loan growth exceeded $35 million in deposit growth since March 31, 2004. At June 30, 2004, the Company’s loan to deposit ratio was 85%, compared to 84% at March 31, 2004 and 87% one year ago. Client repurchase agreements increased $19 million and short-term borrowings increased $47 million since March 31, 2004.

Asset Quality

The Company continued to demonstrate exceptional asset quality during the quarter relative to both historical trends and peer results. The ratio of net charge-offs to average loans improved from 0.13% during the first quarter of 2004 to 0.11% in the second quarter of 2004. This charge-off level is the lowest level in 18 consecutive quarters. The Company’s provision for loan losses was $0.7 million in the second quarter, compared to $1.1 million on a linked quarter basis. The provision covered net charge-offs 1.7 times, compared to 2.2 times on a linked quarter basis. The allowance for loan losses was 1.29% at June 30, 2004, compared to 1.32% at March 31, 2004, and 1.26% one year ago. The Company believes that it uses a conservative definition of NPAs. The Company defines NPAs as non-accruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. NPAs amounted to $5.0 million at June 30, 2004, compared to $4.8 million at March 31, 2004, and $7.5 million one year ago. NPAs equated to 0.21% of total assets at each of June 30, 2004 and March 31, 2004, and 0.37% one year ago. At the same period ends, the Company’s reserve coverage of NPAs was 397%, 406%, 225%, respectively. Loans past due 30 days or more, including nonaccruing loans represented 0.68% of total loans at June 30, 2004, compared to 0.73% at March 31, 2004 and 0.91% one year ago. The current level of past due loans is the second lowest the Company has experienced in last 23 consecutive quarters.

Operating Results

Total revenues increased $0.4 million, or 2% on a linked quarter basis. Tax-equivalent net interest income increased $0.2 million between the two quarters, while average earning assets increased $138 million between quarters. The growth in average earnings assets was split nearly evenly between growth in the investment portfolio and growth in loans and loans held for sale. The Company’s tax-equivalent net interest margin declined 22 basis points from 3.75% in the first quarter of 2004 to 3.53% in the second quarter. The yield on earning assets declined 19 basis points on a linked quarter basis. The increase in bond premium amortization in the second quarter of 2004 negatively impacted the earning asset yield and net interest margin for the quarter by approximately six basis points and net interest income by $0.3 million. The cost of interest-bearing liabilities edged up three basis points on a linked quarter basis.

Noninterest income in the second quarter increased $0.3 million, or 5% compared to the first quarter of 2004. Mortgage loan gains totaled $0.6 million in the second quarter, down $0.3 million compared to $0.9 million in both the first quarter of 2004 and in the fourth quarter of 2003. The Company recorded $0.1 million in gains on asset sales in both the first quarter of 2004 and in the fourth quarter of 2003, and $0.4 million in gains in the second quarter of 2004. The asset sale gains in the second quarter included a gain on the sale of an interest in a check cashing business that the Company acquired in association with the Acadiana Bancshares acquisition in February 2003. Regulatory approval of the Acadiana acquisition required divestiture of this business, and the divestiture was completed in the prescribed period. The divested business reported insignificant profitability. Service charges on deposit accounts, ATM fee income, and other noninterest income each increased approximately $0.1 million on a linked quarter basis. On a percentage basis compared to the first quarter of 2004, these three income categories increased 5%, 20%, and 8%, respectively.

Total noninterest expense increased $0.8 million, or 6%, compared to the first quarter of 2004. Approximately half of the increase in noninterest expenses was associated with higher personnel-related costs. The Company’s opportunistic recruiting efforts and annual seasonal compensation increases were the primary drivers for this increase. The remaining increase was attributable to loan-related expenses and legal and compliance-related costs. The Company’s tax-equivalent tangible efficiency ratio (a measure of a bank’s operating efficiency) increased from 53.2% in the first quarter of 2004 to 55.5% in the second quarter. The Company anticipates this ratio to improve in the second half of 2004 as bond premium amortization is reduced and other revenue sources improve.

Return on average assets was 1.12% for the second quarter of 2004, down eight basis points compared to the first quarter of 2004. Return on average equity for the second quarter of 2004 was 12.42%, down 33 basis points from 12.75% on a linked quarter basis, due primarily to a $5 million increase in average equity. Management believes traditional ROE measures penalize companies, such as IBERIABANK Corporation, that historically completed acquisitions using only purchase accounting treatment and not pooling of interests treatment. As a result, an alternative measure that the Company considers to “level the playing field” between purchase and pooling of interests accounting treatments is return on average tangible equity, which excludes the effects of intangible assets and related amortization expenses. Return on average tangible equity was 18.90% in the second quarter of 2004 compared to 19.07% in the first quarter of 2004.

Management of the Company announced today continued comfort with the 2004 EPS comfort range presented on May 25, 2004 of $3.75 to $3.80 per fully diluted share. This EPS range equates to an increase of 10% to 11% growth over 2003 fully diluted EPS of $3.42. The range of $3.75 to $3.80 compares to a current average analyst estimate for 2004 of $3.76 per fully diluted share.

Given recent movements in interest rates—both historical and projected—earnings expectations for the year 2005 are more difficult. Management previously stated comfort with “double–digit growth” in fully diluted EPS in 2005 over estimated 2004 guidance. To date, management has not provided any specific range or guidance regarding expectations for 2005 and periods beyond. Upon the recent completion of a comprehensive review of the Company’s loan and deposit pipelines, near-term and long-term growth prospects, interest rate risk positioning, expected interest rate environment, investments for the future, and other factors, management has determined a 2005 fully diluted EPS comfort range of $4.05 to $4.15. Based on the current average analyst estimates for 2004 of $3.76 per share, this range equates to a projected increase of approximately 8% to 10%. The Company considers this level of growth consistent with other high quality bank holding companies nationwide. The assumption on which these projections are based are subject to modification as warranted by changing conditions, growth prospects, and opportunistic investment alternatives.

Based on a closing stock price on July 21, 2004 of $57.10 per share, the Company’s common stock traded at a price-to-earnings ratio of 15.2 times current average analyst estimates of $3.76 per fully diluted EPS for 2004. In addition, the Company’s stock traded at 1.92 times June 30, 2004 book value per share of $29.74. On May 25, 2004, the Company declared a quarterly cash dividend of $0.26 per share, payable to shareholders of record as of June 30, 2004. This dividend level represented an 18% increase over the same period last year and equated to an annualized dividend rate of $1.04 per share and an indicated dividend yield of 1.82%.

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, July 22, 2004, beginning at 8:30 a.m. Central Daylight Time by dialing 1-888-276-0006. The confirmation code for the call is 736440. A replay of the call will be available until midnight Central Daylight Time on July 29, 2004 by dialing 1-800-475-6701. The confirmation code for the replay is 736440.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the third largest Louisiana-based bank holding company. The Company operates 42 full service offices located in New Orleans, Baton Rouge, Shreveport, Monroe, and the Acadiana region of Louisiana. Information regarding the Company can be obtained by visiting the Company’s website at www.iberiabank.com. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and the Company’s market capitalization is approximately $400 million.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, changes in market and economic conditions; changes in interest rates, deposit flows, loan demand and real estate values; competitive pressures; changes in accounting principles, policies or guidelines; changes in the Company’s loan or investment portfolio; legislative or regulatory changes; changes in monetary or fiscal policies; military or terrorist activities; litigation costs and expenses; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s business activities and prospects. Factors affecting IBERIABANK Corporation are discussed in the Company’s periodic and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended June 30,			For The Quarter Ended March 31,
	2004	2003	% Change	2004	% Change
Income Data (in thousands):
Net Interest Income	$18,119	$17,065	6%	$17,966	1%
Net Interest Income (TE) (1)	18,801	17,712	6%	18,648	1%
Net Income	6,487	5,979	8%	6,491	0%

Per Share Data:
Net Income - Basic	$0.96	$0.92	4%	$0.98	-2%
Net Income - Diluted	0.88	0.85	4%	0.90	-1%

Book Value	29.74	28.18	6%	31.02	-4%
Tangible Book Value (2)	19.74	18.49	7%	21.19	-7%
Cash Dividends	0.26	0.22	18%	0.24	8%

Key Ratios: (3)
Return on Average Assets	1.12%	1.21%		1.20%
Return on Average Equity	12.42%	12.88%		12.75%
Return on Average Tangible Equity (2)	18.90%	20.22%		19.07%
Net Interest Margin (TE) (1)	3.53%	3.90%		3.75%
Efficiency Ratio	58.5%	55.8%		56.2%
Tangible Efficiency Ratio (TE) (1) (2)	55.5%	52.8%		53.2%
Average Loans to Average Deposits	84.5%	86.5%		85.7%
Nonperforming Assets to Total Assets (4)	0.21%	0.37%		0.21%
Allowance for Loan Losses to Loans	1.29%	1.26%		1.32%
Net Charge-Offs to Average Loans	0.11%	0.25%		0.13%
Average Equity to Average Total Assets	9.01%	9.38%		9.38%
Tier 1 Leverage Ratio	7.12%	7.38%		7.86%
Dividend Payout Ratio	27.5%	24.3%		25.5%

Number of Shares Outstanding:
Basic Shares (Average)	6,784,770	6,485,180		6,645,834
Diluted Shares (Average)	7,339,858	7,015,872		7,244,386
Book Value Shares (Period End) (5)	6,870,080	6,634,511		7,002,283

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	All ratios are calculated on an annualized basis for the period indicated.
(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.
(5)	Shares used for book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	June 30,			March 31, 2004	December 31, 2003
BALANCE SHEET (End of Period)	2004	2003	% Change
ASSETS
Cash and Due From Banks	$46,360	$40,441	14.6%	$54,910	$48,849
Interest-Bearing Deposits in Banks	15,070	15,449	(2.5)%	28,244	20,722

Total Cash and Equivalents	61,430	55,890	9.9%	83,154	69,571
Investment Securities Available for Sale	544,839	392,953	38.7%	498,611	426,130
Investment Securities Held to Maturity	44,841	67,615	(33.7)%	48,339	53,492

Total Investment Securities	589,680	460,568	28.0%	546,950	479,622
Mortgage Loans Held for Sale	6,273	18,540	(66.2)%	10,991	5,781
Loans, Net of Unearned Income	1,529,362	1,333,705	14.7%	1,471,747	1,412,349
Allowance for Loan Losses	(19,683)	(16,772)	17.4%	(19,394)	(18,230)

Loans, net	1,509,679	1,316,933	14.6%	1,452,353	1,394,119
Premises and Equipment	36,728	28,929	27.0%	35,850	31,992
Goodwill and Acquisition Intangibles	68,665	64,276	6.8%	68,815	62,786
Mortgage Servicing Rights	224	398	(43.7)%	251	279
Other Assets	79,091	63,763	24.0%	72,088	71,661

Total Assets	$2,351,770	$2,009,297	17.0%	$2,270,452	$2,115,811

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-Bearing Deposits	$216,111	$190,212	13.6%	$207,048	$189,786
Interest-Bearing Deposits	1,576,580	1,336,032	18.0%	1,550,231	1,399,320

Total Deposits	1,792,691	1,526,244	17.5%	1,757,279	1,589,106
Short-Term Borrowings	139,000	87,000	59.8%	92,000	143,000
Securities Sold Under Agreements to Repurchase	48,128	22,593	113.0%	29,014	19,590
Long-Term Debt	155,500	166,041	(6.3)%	155,896	156,291
Other Liabilities	12,142	20,471	(40.7)%	19,083	12,655

Total Liabilities	2,147,461	1,822,349	17.8%	2,053,272	1,920,642
Total Shareholders’ Equity	204,309	186,948	9.3%	217,180	195,169

Total Liabilities and Shareholders’ Equity	$2,351,770	$2,009,297	17.0%	$2,270,452	$2,115,811

	For The Three Months Ended June 30,			For The Six Months Ended June 30,
INCOME STATEMENT	2004	2003	% Change	2004	2003	% Change
Interest Income	$26,192	$24,707	6.0%	$51,594	$47,319	9.0%
Interest Expense	8,073	7,642	5.6%	15,509	14,341	8.1%

Net Interest Income	18,119	17,065	6.2%	36,085	32,978	9.4%
Provision for Loan Losses	704	1,574	(55.3)%	1,759	3,149	(44.1)%

Net Interest Income After Provision for Loan Losses	17,415	15,491	12.4%	34,326	29,829	15.1%
Service Charges	3,043	2,954	3.0%	5,949	5,552	7.2%
ATM Fees	519	504	3.0%	951	932	2.0%
Gain on Sale of Loans	605	1,132	(46.6)%	1,467	1,834	(20.0)%
Other Gains (Losses)	361	164	120.1%	514	265	94.0%
Other Noninterest Income	1,297	1,242	4.4%	2,500	2,285	9.4%

Total Noninterest Income	5,825	5,996	(2.9)%	11,381	10,868	4.7%
Salaries and Employee Benefits	7,521	6,718	12.0%	14,634	12,769	14.6%
Occupancy and Equipment	1,713	1,627	5.3%	3,414	3,058	11.6%
Core Deposit Intangible Amortization	234	248	(5.6)%	452	332	36.1%
Other Noninterest Expense	4,545	4,274	6.3%	8,728	8,430	3.5%

Total Noninterest Expense	14,013	12,867	8.9%	27,228	24,589	10.7%
Income Before Income Taxes	9,227	8,620	7.0%	18,479	16,108	14.7%
Income Taxes	2,740	2,641	3.7%	5,501	4,911	12.0%

Net Income	$6,487	$5,979	8.5%	$12,978	$11,197	15.9%

Earnings Per Share, diluted	$0.88	$0.85	3.7%	$1.78	$1.68	6.0%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003
BALANCE SHEET (Average)
ASSETS
Cash and Due From Banks	$59,721	$55,939	$49,586	$43,453	$37,631
Interest-Bearing Deposits in Banks	16,295	19,348	14,949	18,545	29,228
Investment Securities	586,466	515,131	476,966	453,977	446,945
Mortgage Loans Held for Sale	9,375	11,493	6,479	23,034	18,796
Loans, Net of Unearned Income	1,496,990	1,429,152	1,407,634	1,369,468	1,313,405
Allowance for Loan Losses	(19,509)	(18,721)	(17,727)	(17,097)	(16,629)
Other Assets	180,308	169,056	163,471	158,708	155,382

Total Assets	$2,329,646	$2,181,398	$2,101,358	$2,050,088	$1,984,758

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-Bearing Deposits	$208,417	$190,067	$190,407	$193,449	$183,952
Interest-Bearing Deposits	1,563,058	1,477,782	1,390,367	1,380,762	1,335,278

Total Deposits	1,771,475	1,667,849	1,580,774	1,574,211	1,519,230
Short-Term Borrowings	127,380	108,698	124,375	78,321	75,918
Securities Sold Under Agreements to Repurchase	42,271	24,894	19,925	20,942	20,828
Long-Term Debt	155,710	156,104	165,675	165,840	157,807
Other Liabilities	22,793	19,142	18,302	23,158	24,744

Total Liabilities	2,119,629	1,976,687	1,909,051	1,862,472	1,798,527
Total Shareholders’ Equity	210,017	204,711	192,307	187,616	186,231

Total Liabilities and Shareholders’ Equity	$2,329,646	$2,181,398	$2,101,358	$2,050,088	$1,984,758

	2004		2003
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
INCOME STATEMENT
Interest Income	$26,192	$25,402	$25,161	$24,082	$24,707
Interest Expense	8,073	7,436	7,205	7,383	7,642

Net Interest Income	18,119	17,966	17,956	16,699	17,065
Provision for Loan Losses	704	1,055	1,552	1,599	1,574

Net Interest Income After Provision for Loan Losses	17,415	16,911	16,404	15,100	15,491
Total Noninterest Income	5,825	5,556	5,682	6,514	5,996
Total Noninterest Expense	14,013	13,215	13,117	12,923	12,867

Income Before Income Taxes	9,227	9,252	8,969	8,691	8,620
Income Taxes	2,740	2,761	2,691	2,614	2,641

Net Income	$6,487	$6,491	$6,278	$6,077	$5,979

Earnings Per Share, basic	$0.96	$0.98	$0.96	$0.93	$0.92

Earnings Per Share, diluted	$0.88	$0.90	$0.88	$0.86	$0.85

Book Value Per Share	$29.74	$31.02	$29.28	$28.35	$28.18

Return on Average Assets	1.12%	1.20%	1.19%	1.18%	1.21%

Return on Average Equity	12.42%	12.75%	12.95%	12.85%	12.88%

Return on Average Tangible Equity	18.90%	19.07%	19.86%	20.01%	20.22%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	June 30,			March 31, 2004	December 31, 2003
	2004	2003	% Change
LOANS RECEIVABLE
Residential Mortgage Loans:
Residential 1-4 Family	$357,618	$311,036	15.0%	$329,900	$338,965
Construction	39,612	33,119	19.6%	50,459	50,295

Total Residential Mortgage Loans	397,230	344,155	15.4%	380,359	389,260
Commercial Loans:
Real Estate	372,084	322,450	15.4%	362,136	352,031
Business	256,987	194,764	31.9%	234,929	199,275
Commercial Leases	1,586	1,900	(16.5)%	1,666	1,745

Total Commercial Loans and Leases	630,657	519,114	21.5%	598,731	553,051
Consumer Loans:
Indirect Automobile	228,183	234,189	(2.6)%	226,020	229,636
Home Equity	205,032	165,100	24.2%	197,092	174,740
Automobile	22,673	27,216	(16.7)%	23,533	24,795
Credit Card Loans	8,321	8,984	(7.4)%	8,207	9,007
Other	37,266	34,947	6.6%	37,805	31,860

Total Consumer Loans	501,475	470,436	6.6%	492,657	470,038

Total Loans Receivable	1,529,362	1,333,705	14.7%	1,471,747	1,412,349

Allowance for Loan Losses	(19,683)	(16,772)		(19,394)	(18,230)

Loans Receivable, Net	$1,509,679	$1,316,933		$1,452,353	$1,394,119

	June 30,			March 31, 2004	December 31, 2003
	2004	2003	% Change
ASSET QUALITY DATA
Nonaccrual Loans	$3,284	$3,813	(13.9)%	$3,844	$3,902
Foreclosed Assets	21	88	(76.1)%	36	67
Other Real Estate Owned	317	2,021	(84.3)%	39	2,067
Accruing Loans More Than 90 Days Past Due	1,336	1,546	(13.6)%	862	1,220

Total Nonperforming Assets (1)	$4,958	$7,468	(33.6)%	$4,781	$7,256

Nonperforming Assets to Total Assets (1)	0.21%	0.37%	(43.3)%	0.21%	0.34%
Nonperforming Assets to Total Loans + OREO (1)	0.32%	0.56%	(42.0)%	0.32%	0.51%
Allowance for Loan Losses to Nonperforming Loans (1)	426.0%	313.0%	36.1%	412.2%	355.9%
Allowance for Loan Losses to Nonperforming Assets (1)	397.0%	224.6%	76.8%	405.7%	251.2%
Allowance for Loan Losses to Total Loans	1.29%	1.26%	2.3%	1.32%	1.29%
Year to Date Charge-offs	$1,330	$2,509	(47.0)%	$666	$4,782
Year to Date Recoveries	$438	$592	(26.1)%	$189	$1,172

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

	June 30,			March 31, 2004	December 31, 2003
	2004	2003	% Change
DEPOSITS
Noninterest-Bearing DDA	$216,111	$190,212	13.6%	$207,048	$189,786
NOW Accounts	535,615	336,951	59.0%	537,898	449,938
Savings and Money Market Accounts	410,427	357,103	14.9%	380,804	350,295
Certificates of Deposit	630,538	641,978	(1.8)%	631,529	599,087

Total Deposits	$1,792,691	$1,526,244	17.5%	$1,757,279	$1,589,106

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	June 30, 2004		June 30, 2003
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)

ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$388,565	5.49%	$340,971	6.28%
Commercial Loans (TE) (1)	613,304	4.68%	509,201	5.39%
Consumer and Other Loans	493,491	6.52%	461,292	7.25%
Lease Financing Receivables	1,630	5.34%	1,941	5.50%

Total Loans	1,496,990	5.50%	1,313,405	6.28%

Mortgage Loans Held for Sale	9,375	5.50%	18,796	5.38%
Investment Securities (TE) (1)(2)	579,011	4.12%	432,070	3.91%
Other Earning Assets	37,250	1.90%	46,145	1.94%

Total Earning Assets	2,122,626	5.06%	1,810,416	5.59%
Allowance for Loan Losses	(19,509)		(16,629)
Nonearning Assets	226,529		190,971

Total Assets	$2,329,646		$1,984,758

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-Bearing Liabilities:
Deposits:
NOW Accounts	$524,380	1.01%	$323,089	0.91%
Savings and Money Market Accounts	406,582	0.80%	363,754	0.89%
Certificates of Deposit	632,096	2.40%	648,435	2.55%

Total Interest-Bearing Deposits	1,563,058	1.52%	1,335,278	1.70%
Short-Term Borrowings	169,651	1.14%	96,746	1.33%
Long-Term Debt	155,710	4.30%	157,807	4.13%

Total Interest-Bearing Liabilities	1,888,419	1.71%	1,589,831	1.92%
Noninterest-Bearing Demand Deposits	208,417		183,952
Noninterest-Bearing Liabilities	22,793		24,744

Total Liabilities	2,119,629		1,798,527
Shareholders’ Equity	210,017		186,231

Total Liabilities and Shareholders’ Equity	$2,329,646		$1,984,758

Net Earning Assets	$234,207		$220,585
Net Interest Spread	$18,119	3.35%	$17,065	3.67%
Tax-Equivalent Benefit	$682	0.12%	$647	0.14%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$18,801	3.53%	$17,712	3.90%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Six Months Ended
	June 30, 2004		June 30, 2003
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$387,211	5.54%	$303,615	6.42%
Commercial Loans (TE) (1)	590,756	4.75%	480,669	5.49%
Consumer and Other Loans	483,435	6.63%	442,386	7.43%
Lease Financing Receivables	1,669	5.45%	1,979	5.53%

Total Loans	1,463,071	5.58%	1,228,649	6.42%

Mortgage Loans Held for Sale	10,434	4.98%	13,579	5.46%
Investment Securities (TE) (1)(2)	541,370	4.23%	409,535	4.11%
Other Earning Assets	38,320	1.86%	42,758	1.90%

Total Earning Assets	2,053,195	5.15%	1,694,521	5.74%
Allowance for Loan Losses	(19,115)		(15,555)
Nonearning Assets	221,449		170,538

Total Assets	$2,255,529		$1,849,504

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-Bearing Liabilities:
Deposits:
NOW Accounts	$500,915	0.98%	$307,334	0.94%
Savings and Money Market Accounts	396,037	0.76%	348,620	0.94%
Certificates of Deposit	623,467	2.35%	586,633	2.65%

Total Interest-Bearing Deposits	1,520,419	1.49%	1,242,587	1.75%
Short-Term Borrowings	151,622	1.14%	108,133	1.36%
Long-Term Debt	155,907	4.30%	130,464	4.33%

Total Interest-Bearing Liabilities	1,827,948	1.70%	1,481,184	1.95%
Noninterest-Bearing Demand Deposits	199,243		175,200
Noninterest-Bearing Liabilities	20,974		21,914

Total Liabilities	2,048,165		1,678,298
Shareholders’ Equity	207,364		171,206

Total Liabilities and Shareholders’ Equity	$2,255,529		$1,849,504

Net Earning Assets	$225,247		$213,337
Net Interest Spread	$36,085	3.45%	$32,978	3.79%
Tax-Equivalent Benefit	$1,364	0.13%	$1,229	0.15%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$37,449	3.64%	$34,207	4.04%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands, except per share data)

	For The Three Months Ended
	06/30/2004	03/31/2004	06/30/2003
Net Interest Income	$18,119	$17,966	$17,065
Effect of Tax Benefit on Interest Income	682	682	647

Net Interest Income (TE) (1)	18,801	18,648	17,712

Noninterest Income	5,825	5,556	5,996
Effect of Tax Benefit on Noninterest Income	209	203	211

Noninterest Income (TE) (1)	6,034	5,759	6,207

Total Revenues (TE) (1)	$24,835	$24,407	$23,919

Total Noninterest Expense	$14,013	$13,215	$12,867
Less Intangible Amortization Expense	(234)	(218)	(248)

Tangible Operating Expense (2)	$13,779	$12,997	$12,619

Return on Average Equity	12.42%	12.75%	12.88%
Effect of Intangibles (2)	6.48	6.32	7.34

Return on Average Tangible Equity (2)	18.90%	19.07%	20.22%

Efficiency Ratio	58.5%	56.2%	55.8%
Effect of Tax Benefit Related to Tax Exempt Income	(2.1)	(2.1)	(2.0)

Efficiency Ratio (TE) (1)	56.4%	54.1%	53.8%
Effect of Amortization of Intangibles	(0.9)	(0.9)	(1.0)

Tangible Efficiency Ratio (TE) (1) (2)	55.5%	53.2%	52.8%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.